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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

           Lewis, Jeffrey J.
           (Last) (First) (Middle)

           Bank One Tower, 111 Monument Circle, Suite 4600
           (Street)

           Indianapolis, Indiana 46204
           (City) (State) (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

           Became Chief Executive Officer as of January 12, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

           WOW Entertainment, Inc. (WOWI)

5. Relationship of Reporting Person to Issuer
(Check all applicable)

           [ ]   Director                      [ ]   10% Owner
           [X]   Officer (give title below)    [ ]   Other (specify below)
           Chief Executive Officer

6. If Amendment, Date of Original (Month/Year) NA

7. Individual or Joint/Group Filing (Check Applicable Line)

           X    Form filed by One Reporting Person
                Form filed by More than One Reporting Person

=============================================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
=============================================================================================================

                                                     3. Ownership Form:
                         2. Amount of Securities        Direct (D) or
1. Title of Security        Beneficially Owned          Indirect (I)       4. Nature of Indirect Beneficial
   (Instr. 4)               (Instr. 4)                  (Instr. 5)            Ownership (Instr.5)

-------------------------------------------------------------------------------------------------------------
N.A.
-------------------------------------------------------------------------------------------------------------

=============================================================================================================


Explanation of Responses:



  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

====================================================================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                            -------------------                           or               Exercise       (D) or         Indirect
                            Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-      tion                               of               Derivative     (I)            Ownership
   (Instr. 4)               cisable    Date        Title                  Shares           Security       (Instr.5)      (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option       (1)        10 years    Common Stock           1,200,000        $.01           D
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The vesting schedule of these options entitle the reporting person to exercise options to purchase 200,000 shares of Common Stock at $.01 per share every six months beginning July 12, 2001.

                                                                  /s/ Jeffrey J. Lewis           01/22/01
                                                                  -----------------------------  --------
                                                                **Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient. See Instruction 6 for procedure.